Exhibit 99.1

MEMORANDUM

To:	Executive Officers and Directors of Home Federal Bancorp, Inc. of Louisiana

From:	James R. Barlow, Chairman of the Board, President and Chief Executive Officer

Date:	May 31, 2024

Re:	Blackout Notice for Home Federal Bank Employees’ Savings & Profit Sharing and Trust

On May 31, 2024, a notice was sent to all participants in the Home Federal Bank Employees’ Savings & Profit Sharing and Trust (the “Plan”) notifying them of the blackout period beginning on July 1, 2024, and ending on or about October 1, 2024, as a result of the deregistration of the offering of common stock of Home Federal Bancorp, Inc. of Louisiana (the “Corporation”) through the 401(k) Plan. During this blackout period, you are prohibited from trading (i.e., directly or indirectly, purchasing, selling or otherwise acquiring or transferring) any shares of common stock of Home Federal Bancorp, Inc. of Louisiana (NASDAQ symbol: “HFBL”), including the exercise of stock options.

The Sarbanes-Oxley Act of 2002 (the “Act”) requires that the plan administrator provide advance written notice to participants and beneficiaries of any blackout period. A “blackout period” is defined in the Act as any period of more than three consecutive business days during which participants or beneficiaries are unable to direct or diversify their plan account balances, obtain plan loans or obtain distributions. The notice to participants must be provided at least 30 days, but not more than 60 days, in advance of the last date on which participants and beneficiaries can exercise the affected rights immediately before the commencement of any blackout period. Participants were notified in a timely manner by the notice on May 31, 2024.

Pursuant to Rule 104 of Regulation BTR, in any case in which an executive officer or director is subject to Rule 306 of the Act, the issuer must notify each executive officer and director and the Securities and Exchange Commission of the blackout period. This notice to executive officers and directors must be sent at least 15 calendar days before the expected beginning date of the blackout period. That requirement is being satisfied with this notice.

If you should have any questions regarding this notice, please feel free to contact me.

James R. Barlow, Chairman of the Board, President and Chief Executive Officer

Home Federal Bancorp, Inc. of Louisiana

624 Market Street, Shreveport, Louisiana 71101

Phone: (318) 222-1145